Exhibit 99(n)



CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

BTOP50 CTA Index Fund:


We consent to the use in Pre-Effective Amendment No. 5 to Registration Statement No. 333-105936 on Form N-2 of our report dated July 25, 2005, appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the references to us under the caption "Experts" in the Statement of Additional Information.



Deloitte & Touche LLP
New York, New York
September 12, 2005